Execution Version

JOINDER

TO CUSTODIAN AGREEMENT

This joinder agreement (this "Joinder") and the Custodian Agreement (as defined below) to which this Joinder is attached are made as of December 16, 2020, between CHIRON CAPITAL ALLOCATION FUND LTD., a limited company organized under the laws of the Cayman Islands (the "CFC Fund"), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Custodian). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Custodian Agreement.

WITNESSETH:

WHEREAS, the CFC Fund is a wholly-owned subsidiary of the Chiron Capital Allocation Fund, a series of The Advisors' Inner Circle Fund III ("AIC III"), which is a management investment company organized under the laws of the State of Delaware registered with the Commission under the Investment Company Act of 1940 (the "1940 Act")

WHEREAS, AIC III has appointed BBH&Co. as its global custodian under a Custodian Agreement dated November 25, 2014, as amended (the "Custodian Agreement"), and the CFC Fund wishes to employ BBH&Co. to act as global custodian for the CFC Fund and to provide related services, all as provided in this Joinder and the terms of the Custodian Agreement, and BBH&Co. is willing to accept such employment, subject to the terms and conditions set forth therein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the CFC Fund and BBH&Co. hereby agree, as follows:

1.	Each of the CFC Fund and BBH&Co. hereby acknowledges, agrees and confirms that, by the execution of this Joinder, the CFC Fund shall be deemed to be a party to the Custodian Agreement, creating a separate Custodian Agreement between the CFC Fund and BBH&Co. effective as of the date hereof. The CFC Fund hereby makes the representations and warranties and expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a "Fund" under the Custody Agreement. The CFC Fund further represents and warrants that it is a wholly owned subsidiary of the Chiron Capital Allocation Fund, a series of AIC III, and the CFC Fund is responsible for its compliance with the custody or other requirements of the Investment Company Act of 1940, to the extent applicable to the CFC Fund.

2.	All references to the "Fund" in the Custodian Agreement shall hereafter include the CFC Fund and its successors. Accordingly, the defined terms "Fund" and, collectively, the "Funds" under the Agreement shall be modified and amended to mean, severally and not jointly (i) the CFC Fund and (ii) the Trust acting on behalf of each of its series listed on Schedule 1 to the Agreement (each, a ("Fund")), and the Custodian Agreement shall be construed accordingly.

3.	This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any law other than the laws of the state of New York.

[Signature Page Follows]

Execution Version

This page constitutes the signature page for: (i) the Custodian Agreement and (ii) this Joinder. Execution of this page constitutes execution of, and the undersigned hereby authorizes this page to be attached to a counterpart of, each of these documents.

IN WITNESS WHEREOF, the undersigned have caused this signature page to be executed as of the day and year first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Senior Vice President

CHIRON CAPITAL ALLOCATION FUND LTD.

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Secretary

Agreed To & Acknowledged:

THE ADVISORS' INNER CIRCLE FUND III

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Secretary